EXHIBIT 5
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                                 November 2, 2000


   Securities and Exchange Commission
   Judiciary Plaza
   450 Fifth Street, N.W.
   Washington, D.C.  20549

        RE:  NEW NISOURCE INC. -- REGISTRATION OF 10,453,000
             COMMON SHARES, PAR VALUE $.01 PER SHARE, ON FORM S-8
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   Ladies and Gentlemen:

        We have acted as special counsel to New NiSource, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 30,000 common shares, $.01 par value per share (and the associated preferred share purchase rights) of the Company (the "Shares") to be issued under the Nonemployee Director Stock Incentive Plan of NiSource Inc., 9,340,000 Shares to be issued under the NiSource Inc. 1994 Long-Term Incentive Plan and 1,083,000 Shares to be issued under the NIPSCO Industries, Inc. Long-Term Incentive Plan (the "Plans").

        In this connection we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

        Based upon the foregoing, it is our opinion that the 10,453,000 Shares, when issued in accordance with the terms of the applicable Plan, and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 SCHIFF HARDIN & WAITE

                                 By:/s/  Frederick L. Hartmann
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                                         Frederick L. Hartmann